Exhibit No. 99.1
PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Reports Fiscal 2007 Financial Results;
Cardiac Assist Sales Set Record
Montvale, NJ, August 8, 2007 . . . Datascope Corp. (NASDAQ: DSCP) today reported sales and net earnings for the fiscal year ended June 30, 2007.
The Company reported net sales of $378.8 million in fiscal 2007 compared with $373 million in fiscal year 2006. Favorable foreign currency translation increased fiscal 2007 sales by $5.8 million. In fiscal 2007 and 2006 the Company’s revenues included approximately $10.1 million and $17.9 million, respectively, in sales of Interventional Products that are part of a previously announced restructuring and planned divesture. Excluding such sales, the Company’s sales increased 4% year-over-year.
Reported net earnings for fiscal 2007 were $17.7 million, or $1.15 per diluted share compared to $1.69 per diluted share in fiscal 2006, after special items in each of the comparative fiscal years. The tabular summary below lists the special items that apply to fiscal 2007 and fiscal 2006 and their respective effects on net earnings and earnings per diluted share. Excluding special items in both years, net earnings in fiscal 2007 rose compared to fiscal 2006, primarily reflecting the initial benefits of our restructurings and sales contributed by new products introduced in fiscal 2007. In addition, earnings in fiscal 2007 were impacted by a higher tax rate of 30.8% compared to 25.1% in fiscal 2006. The higher tax rate in fiscal 2007 was principally attributable to the expiration of a tax benefit related to U.S. export sales and a shift in the geographical mix of earnings to higher tax jurisdictions. The fiscal 2006 tax rate was further reduced by a lower tax rate on the special dividend income of $4.5 million. The impact on earnings per diluted share of the higher tax rate this year is $0.10.
Sales of Cardiac Assist products in fiscal 2007 rose 8% to a record $173.2 million. All Cardiac Assist product lines of the recently expanded Cardiac Assist product portfolio contributed to growth. Sales of balloon pumps and intra-aortic balloons (IAB) reached record highs in fiscal 2007 and sales of ClearGlide® endoscopic vessel harvesting products rose in the first full year of sales since being acquired by Datascope in January 2006. Favorable foreign exchange translation added $2.5 million to Cardiac Assist sales in fiscal 2007.

Sales growth of balloon pumps reflects strong global demand for Datascope’s new CS300™ balloon pump, launched in March 2007, and continued growth of replacements of older pump models from the large installed base of Datascope balloon pumps in the United States. Sales of IABs also increased due to continued strong demand in international markets.
The new generation CS300 balloon pump teams up with the new Sensation™ 7 Fr. fiber-optic balloon catheter to provide higher fidelity blood pressure monitoring while eliminating the need for an additional invasive arterial pressure catheter as required by conventional balloon pump systems. At 7 Fr. in diameter (2.3 mm or 0.093 inch), the Sensation is also the world’s smallest diameter IAB, a highly desirable feature. These new products underscore Datascope’s leadership in the worldwide market for counterpulsation therapy. The Sensation product began shipping in June 2007, and therefore made only a modest contribution to the 2007 increase in Cardiac Assist revenues.
Sales of the Company’s Safeguard™ pressure-assist device experienced double digit growth compared to last year. Safeguard recently received FDA 510(k) clearance to claim reduced manual compression time to stop bleeding following femoral arterial catheterization in diagnostic and interventional procedures. In May 2007, following FDA clearance of the new clinical claim, the Company expanded the Safeguard sales and marketing effort in the United States from a pilot sales group to the entire Cardiac Assist direct sales force. In international markets, Safeguard is sold by Datascope’s direct sales force in the major markets of Europe, a network of independent distributors and by Datascope regional managers throughout the world. Safeguard is aimed at an estimated $125 million annual worldwide market.
Sales of Patient Monitoring products in fiscal 2007 were $156.5 million, a decrease of 2% compared to last year, primarily reflecting continued competitive pricing pressure on stand-alone patient monitors and a difficult comparison of Panorama™ central monitoring wireless system sales in fiscal 2007 with fiscal 2006. Panorama offers Wireless Medical Telemetry Service (WMTS) with radio bands reserved for medical use. Demand for Panorama accelerated sharply in the first half of fiscal 2006 to replace older systems when the older bands were allocated to non-medical use, effective calendar year 2006. Panorama system sales began to increase during the second half of fiscal 2007 compared to the second half of fiscal 2006. Favorable foreign exchange translation contributed $1.9 million to patient monitoring sales in fiscal 2007.
In June 2007, Datascope acquired Artema Medical AB, a privately held Swedish manufacturer of OEM proprietary gas analyzers which identify and measure the concentration of anesthetic agents used during surgery. Artema is the developer and producer of the Artema AION™, believed to be the world’s most compact and power efficient, side-stream gas analyzer. The Artema AION is sold on an OEM basis to patient monitoring companies. Artema’s revenues have grown 13% per year compounded over the past three years. Datascope intends to maintain Artema as a stand-alone company serving its OEM customers and to incorporate Artema’s gas bench technology in our patient monitors for use in ORs, significantly reducing the cost while enhancing the capabilities of those monitors. On a non-cash basis, the amortization of intangibles will offset some of these anticipated increases.
The Spectrum® OR monitor, launched by the Patient Monitoring Division in the second quarter of fiscal 2007, is the first Datascope monitor specifically designed for the operating room.

Spectrum OR strengthens the Company’s competitive position in the $150 million annual worldwide market for operating room monitors and with customers that seek to standardize monitoring in different areas of the hospital with one supplier. Spectrum OR made a significant contribution to patient monitoring sales in the second half of fiscal 2007.
In the first quarter of fiscal 2007, Datascope launched the Panorama Gateway product which enables the flow of information directly to and from the Panorama central monitoring system and the hospitals’ clinical information system. Hospitals with Panorama installations, which now number in the hundreds, are potential customers for the Panorama Gateway product.
In the third quarter of fiscal 2007, Datascope began shipping the new AccuNet™, a wireless software solution that combines with Datascope’s Accutorr® Plus portable monitor to provide hospital staff with real-time health status updates by transmitting clinical data, via secure encryption, to a patient’s electronic record. The AccuNet is expected to strengthen our competitive position in the $70 million-plus U.S. vital signs monitoring market and is expected to contribute to sales growth of the Accutorr Plus monitor.
Sales of InterVascular products in fiscal 2007 increased 12% to $32.7 million, including favorable foreign exchange translation of $1.3 million. The increase was principally due to sales of peripheral vascular stent products, acquired from Sorin Group, of Milan, Italy, in January 2007. The five-year agreement with Sorin gives InterVascular exclusive distribution rights to Sorin’s peripheral vascular stent products, excluding the United States and Japan. As part of that agreement, Datascope has the option to purchase that stent business within two years. The product line includes balloon-expandable and self-expanding stent systems to treat stenosis in iliac, renal and infrapopliteal arteries, as well as expandable balloons for use in percutaneous angioplasty (PTA). Datascope estimates the worldwide market for peripheral vascular stents and PTA balloons, excluding the United States and Japan, at $190 million annually.
Vascular graft sales were flat as InterVascular market share increased to offset continued growth of less invasive therapies and competitive pricing pressure in the European markets.
As reported in the third quarter press release, the Company sold the ProGuide™ assets in the third quarter of fiscal 2007 and recorded a pretax gain $2.2 million ($1.4 million after tax or $0.09 per diluted share). ProGuide is the first in the portfolio of products of the Company’s IP Division to be sold as part of the planned divestiture of IP products announced in October 2006. The remaining IP product portfolio continues to generate revenues from its customer base, despite the elimination of the sales force for those products. The investment banking firm of Piper Jaffray & Co. is the financial advisor to Datascope in respect of the sale of these products. Negotiations are ongoing with potential buyers of the vascular closure assets.
The combination of the IP exit plan and the workforce reductions in Patient Monitoring and the European sales organization are estimated to save $17 million annually.

Summary of Special Items
$ in millions (except earnings per share)
	Fiscal Year ended June 30,
	Pretax	After-Tax	Per Diluted
Fiscal 2007[1]	Charges (Credits)	Charges (Credits)	Share
Restructuring charges	$10.0	$6.8	$0.44
Goodwill impairment Genisphere	2.3	1.4	0.09
Inquiry expenses	1.7	1.0	0.07
Gain on sale of ProGuide assets	(2.2)	(1.4)	(0.09)

Total special items	$11.8	$7.8	$0.51

Gain on sale of investment	$(1.3)	$(1.3)	$(0.08)

Special dividend income	$(0.2)	$(0.2)	$(0.01)

Fiscal 2006
Special dividend income	$(4.5)	$(3.9)	$(0.25)

X-Site special charge[2]	$2.7	$1.8	$0.12

Gain on sale of realty	$(0.8)	$(0.8)	$(0.05)

[1]	Special items in the fourth quarter of fiscal 2007 included a pretax restructuring charge of $2.4 million, comprised of $1.4 million related to headcount reductions in Corporate due to outsourcing the Corporate Legal and Internal Audit departments and an additional pretax restructuring charge of $1.0 million related to the previously announced Interventional Products Division (IP) exit plan and headcount reductions in the European sales force. Also included in special items in the fourth quarter of fiscal 2007 were $2.3 million for goodwill impairment related to Genisphere and $0.6 million related to the recent inquiries previously disclosed in the Company’s 8-K filings.

[2]	In the fiscal 2006 Consolidated Statements of Earnings, X-Site special charge is included in the following line items: Cost of Sales $2.4 million, R&D $0.1 million and SG&A $0.2 million.
Datascope will hold a conference call and webcast to discuss its fiscal 2007 financial results on August 9, 2007, at 12:00 noon EDT. To access the conference call, please dial (866) 454-4207. You may also access the webcast of the conference call on the Company’s website, www.datascope.com.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company has four product lines aggregated into two reporting segments, Cardiac Assist / Monitoring Products and Interventional Products / Vascular Grafts. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that the Spectrum OR monitor will not strengthen the Company’s competitive position in the $150 million annual worldwide market for operating room monitors and with customers that seek to standardize monitoring in different areas of the hospital with one supplier, that the AccuNet will not strengthen our competitive position in the $70 million-plus U.S. vital signs monitoring market and will not contribute to sales growth of the Accutorr Plus monitor, that the workforce reductions at IP, Patient Monitoring and the European sales organization may not provide the full amount of cost savings expected, and that market conditions may change, particularly as the result of competitive activity in the markets served by the Company, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

Datascope Corp. and Subsidiaries
Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	Year Ended		Three Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$378,800	$373,000	$98,400	$99,100
Cost of sales	167,408	164,046	43,393	43,702

Gross profit	211,392	208,954	55,007	55,398

Operating expenses:
Research and development expenses	34,785	37,306	9,008	9,592
Selling, general and administrative expenses	142,396	143,116	37,335	38,108
Special items	11,798	(810)	5,310	—

	188,979	179,612	51,653	47,700

Operating earnings	22,413	29,342	3,354	7,698

Other (income) expense:
Interest, net	(2,366)	(1,944)	(543)	(551)
Dividend income	(196)	(4,523)	—	—
Other, net	(648)	1,319	255	(77)

	(3,210)	(5,148)	(288)	(628)

Earnings before taxes on income	25,623	34,490	3,642	8,326

Taxes on income	7,898	8,647	1,646	2,058

Net earnings	$17,725	$25,843	$1,996	$6,268

Earnings per share, basic	$1.16	$1.73	$0.13	$0.41

Weighted average common shares outstanding, basic	15,244	14,974	15,307	15,253

Earnings per share, diluted	$1.15	$1.69	$0.13	$0.40

Weighted average common shares outstanding, diluted	15,387	15,296	15,484	15,530

Datascope Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	June 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$15,780	$9,479
Short-term investments	23,681	43,147
Accounts receivable less allowance for doubtful accounts of $2,603 and $2,301	85,553	78,133
Inventories	59,455	58,759
Prepaid income taxes	—	3,233
Prepaid expenses and other current assets	11,167	13,907
Current deferred taxes	8,796	6,522

Total current assets	204,432	213,180

Property, plant and equipment, net	82,812	85,460
Long-term investments	14,346	22,297
Intangible assets	26,074	20,465
Goodwill	12,860	4,065
Other assets	35,411	30,213

	$375,935	$375,680

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,386	$20,071
Accrued expenses	16,831	15,653
Accrued compensation	17,422	16,234
Deferred revenue	4,380	3,675
Income taxes	539	—

Total current liabilities	57,558	55,633

Other liabilities	25,280	26,309

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $1.00 per share:
Authorized 5,000 shares; Issued, none	—	—
Common stock, par value $.01 per share:
Authorized, 45,000 shares; Issued, 18,867 and 18,721 shares	189	187
Additional paid-in capital	109,134	103,728
Treasury stock at cost, 3,521 and 3,465 shares	(107,037)	(105,319)
Retained earnings	295,025	299,255
Accumulated other comprehensive loss:
Cumulative translation adjustments	1,899	(1,300)
Pension liability adjustments	(5,827)	(2,437)
Unrealized loss on available-for-sale securities	(286)	(376)

Total stockholders’ equity	293,097	293,738

	$375,935	$375,680